F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH
                              WRITER'S DIRECT LINE


                               September 10, 1996




   The Manitowoc Company, Inc.
   500 South 16th Street
   Manitowoc, Wisconsin  54220

   Ladies and Gentlemen:

             We have acted as special counsel for The Manitowoc Company, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 150,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the associated rights to purchase shares of Common Stock accompanying each share of Common Stock (the "Rights"), and interests in The Manitowoc Company, Inc. RSVP Profit Sharing Plan, as amended (the "Plan"), which may be issued or acquired pursuant to the Plan. The terms of the Rights are as set forth in that certain Rights Agreement, dated as of September 5, 1986, as amended as of August 12, 1988, by and between the Company and Morgan Shareholder Services Trust Company (the "Rights Agreement").

             We have examined: (a) the Plan; (b) signed copies of the Registration Statement; (c) the Company's Amended and Restated Articles of Incorporation and Restated Bylaws; (d) the Rights Agreement; (e) resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. It is presently contemplated that the shares of Common Stock to be acquired by the Plan will be purchased either in the open market or directly from the Company or other private sources. To the extent that the shares of Common Stock acquired by the Plan constitute shares issued by and purchased from the Company, such shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                      Very truly yours,




                                      FOLEY & LARDNER